Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: July 30, 2008

Earnings Reported by Citizens Bancorp for 2nd Quarter 2008

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB:CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $763 thousand, or $0.32 per share for the second quarter ended June 30, 2008. This is $0.05 per share lower than the $906 thousand or $0.37 per share reported for June 30, 2007. For the year-to-date, net income totaled $1.542 million or $0.64 per share as compared to $1.715 million or $0.70 per share for the same period in 2007.

“The current economic environment is difficult for all financial institutions on some level; we anticipated that our results would not meet the bank’s previous year’s performance given the continued decline in market interest rates and the slowing economy,” noted Joseph D. Borgerding, President and CEO of the Company. “Citizens Bancorp and its subsidiary Citizens Bank and Trust Company remains a strong, well performing and highly capitalized company. Our loan portfolio is well diversified and is performing very well as compared to peer banks. The level of total asset growth is slightly behind our expectations, however it is in line with the opportunities currently available during these difficult economic times.” added Mr. Borgerding.

For the three months ended June 30, 2008, the Company reported an annualized return on average assets (ROAA) of 1.05% as compared to 1.27% for the three months ended June 30, 2007. The most significant factor affecting the ratio was the 300 basis point decrease in interest rates between the second quarter of 2007 to the second quarter of 2008. The Company’s balance sheet continues to be well positioned for a low-rate environment, however, the precipitous fall in interest rates during the later part of 2007 and the first four months of 2008 affected loan yields more rapidly than the speed at which time deposit rates could reprice. The return on average equity for the three months ended June 30, 2008 was 8.08% as compared to 10.09% for the same period in 2007. The Company typically reflects a return on average equity that is slightly below peer group returns due to higher equity levels.

Lending activity during the second quarter of 2008 was ahead of the same period in 2007 by 6.1% with $25.2 million in loans funded between April 1 and June 30, 2008. Outstanding loans, net of the allowance for loan losses at June 30, 2008 were $213.9 million as compared to $209.4 million for December 31, 2007; an increase of 2.2%. For the three months ended June 30, 2008, average deposits were $239.4 million as compared to $242.1 million for June 30, 2007; a decrease of $2.7 million. The decline in deposits is primarily attributable to an estate account with a balance of over $5 million that was distributed at the end of March 2008. The Bank faced strong rate competition for time deposit accounts during the second quarter of 2008, but was able to retain much of the maturing certificates of deposit from its relationship customers. Average time deposit balances for the second quarter of 2008 were $137.0 million as compared to a first quarter 2008 average balance of $137.1 million and a second quarter 2007 average balance of $135.2 million; an increase of 1.36% from 2007.

Net interest income continued to come under some pressure during the second quarter of 2008 as a result of the Federal Reserve’s reduction of short-term interest rates by 300 basis points from the later part of 2007 through April 2008. The net interest margin for the three months ended June 30, 2008 and the first quarter of 2008 was 4.04%. This compares to the second quarter of 2007 when the net interest margin was 4.28%. The Company’s net interest margin remains favorable when compared to peer bank companies. Average earning assets increased $5.5 million to $266.6 million in the second quarter of 2008 as compared to $261.1 million for the same period in 2007. Average balances on deposits and borrowed funds (which include commercial repurchase agreements) for the second quarter of 2008 was $251.8 million as compared to the second quarter 2007 average balance of $247.2 million or an increase of $4.6 million. The increase from year-over-year is attributed to a FHLB advance of $5.0 million taken out in February 2008. The five-year FHLB advance was taken out with a very favorable rate and with the expectation that loan growth would exceed deposit account growth during 2008.

The provision for loan losses was $25 thousand for the three months ended June 30, 2008. For the second quarter of 2007, no provision was needed to the allowance for loan losses since the allowance was adequate based upon management’s assessment of loan quality and the amount of recoveries received from previously charged-off loans. The remediation of problem credits during 2007 and into 2008 helped to decrease the need to provide additional reserves required due to loan growth or the deterioration of other credits. Recoveries to the allowance in the three months ended June 30, 2008 were $98 thousand which exceeded charge offs of $63 thousand by $35 thousand. During the second quarter of 2007, recoveries totaled $31 thousand and exceeded charge-offs of $3 thousand by $28 thousand. For the first six months of 2008, recoveries of $106 thousand exceeded loan charge-offs of $69 thousand by $37 thousand. During this same period, a total of $35 thousand in additional loan loss provision was added to the allowance for loan losses. For the first six months of 2007, recoveries of $47 thousand exceeded loan charge-offs of $42 thousand by $5 thousand; no additional provision was made to the allowance during this period.

At June 30, 2008 the allowance for loan losses represented 0.94% of total loans and represents an increase of 2 basis points from the 0.92% of total loans reported for December 31, 2007. The ratio of non-accruing loans to total loans at June 30, 2008 was 0.77%, as compared to 0.56% at December 31, 2007. Management believes that the allowance for loan losses is adequately reserved, at this time.

Non-interest income for the three months ended June 30, 2008 was $700 thousand, an increase of $88 thousand or 14.4% over the same period in 2007. Non-interest income, excluding non-recurring revenue from net gains on sale of securities and from the sale of OREO, for the second quarter of 2008 and 2007 was $680 thousand and $597 thousand, respectively. Increases in fees from service charges on deposit accounts of $47 thousand and $28 thousand from ATM transactions were the primary areas of increase when comparing 2008 to 2007. For the six months ended June 30, 2008, non-interest income totaled $1.338 million, an increase of 16.1% or $186 thousand more than the $1.152 million earned in the same period of 2007. Year-to-date non-interest income, excluding non-recurring revenue was $1.318 million as compared to $1.137, an increase of $181 thousand from the year earlier period. The significant increases, year-to-date, for non-interest income was the same as in the second quarter; deposit account fees were up $97 thousand over the prior year and ATM fee income was higher by $57 thousand over 2007.

Non-interest expenses were $2.235 million for the three months ended June 30, 2008, or an increase of $117 thousand or 5.6% over the same period in 2007. The primary reasons for the increases were merit increases and related personnel costs and one-time conversion expenditures related to the changes made to the Bank’s information technology network. For the six months ended June 30, 2008, non-interest expenses were $4.378 million, or an increase of $215 thousand from the six months ended June 30, 2007, a 5.2% increase. Management continues to maintain strong controls over expenses while managing through cost increases that the Bank has little control over such as higher fuel, electric, network and ATM interchange fees.

The Company reported that total assets at June 30, 2008 were $293.3 million, an increase of $3.3 million, or 1.1%, from the total assets reported for December 31, 2007 of $290.0 million. The Company’s book value per share was $15.77 at June 30, 2008 as compared to $15.33 at December 31, 2007. Loans, net of the allowance, increased 2.2% to $213.9 million at June 30, 2008 as compared to $209.4 million at December 31, 2007. Deposit account balances at June 30, 2008 were $241.3 million and borrowings were $12.0 million, as compared to $243.0 million and $7.3 million, respectively at December 31, 2007; this represents a decrease in deposits of 0.7% from December 31, 2007 and an increase of 64.4% in borrowings from December 31, 2007. The Bank’s borrowings at June 30, 2008 consisted of FHLB Advances of $5.0 million and $7.0 million in commercial overnight repurchase agreements. The borrowings at December 31, 2007 consisted entirely of commercial overnight repurchase agreements.

Mr. Borgerding concluded his comments on the Company’s second quarter results by stating, “The Board of Directors and Management are very pleased with the Bank’s performance in a very challenging economic environment. The Bank’s commitment to asset quality and diversification of our loan portfolio have helped us to avoid the large losses some banks are experiencing as a result of troubled loan portfolios. Our Bank remains very well capitalized providing the resources to weather a protracted economic downturn if that should occur.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. The Bank also has a Loan Production Office located in Midlothian, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	June 30,	December 31,
	2008	2007
Assets	(Unaudited)

Cash and due from banks	$ 9,608	$ 11,769
Interest-bearing deposits in banks	4,743	2,002
Federal funds sold	957	344
Securities available for sale, at fair market value	45,096	48,452
Restricted securities	895	631
Loans, net of allowance for loan losses of $2,025
and $1,950	213,911	209,381
Premises and equipment, net	7,583	7,762
Accrued interest receivable	1,663	1,856
Other assets	8,820	7,763

Total assets	$ 293,276	$ 289,960

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 42,353	$ 37,512
Interest-bearing	198,945	205,495
Total deposits	$ 241,298	$ 243,007
Borrowings	12,043	7,324
Accrued interest payable	1,571	1,540
Accrued expenses and other liabilities	1,157	759
Total liabilities	$ 256,069	$ 252,630

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,412,712 for 2008 and 2,434,550 for 2007	1,206	1,217
Additional paid-in capital	-	-
Retained earnings	36,773	36,416
Accumulated other comprehensive loss	(772)	(303)
Total stockholders' equity	$ 37,207	$ 37,330

Total liabilities and stockholders' equity	$ 293,276	$ 289,960

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest and Dividend Income
Loans, including fees	3,582	3,852	7,308	7,484
Investment securities:
Taxable	402	377	804	777
Tax-exempt	134	118	257	237
Dividends	10	7	19	16
Federal Funds sold	4	33	6	69
Other	18	51	43	56
Total interest and dividend income	4,150	4,439	8,437	8,639

Interest Expense
Deposits	1,485	1,606	3,121	3,121
Borrowings	57	49	111	94
Total interest expense	1,542	1,655	3,232	3,215

Net interest income	2,608	2,784	5,205	5,424

Provision for loan losses	25	-	35	-

Net interest income after provision
for loan losses	2,583	2,784	5,170	5,424

Noninterest Income
Service charges on deposit accounts	363	316	697	600
Net gain on sales of securities	20	-	20	-
Net gain on sales of loans	32	23	65	60
Net gain on sale of OREO	-	15	-	15
Income from bank owned life insurance	80	74	151	137
ATM fee income	130	102	249	192
Other	75	82	156	148
Total noninterest income	700	612	1,338	1,152

Noninterest Expense
Salaries and employee benefits	1,285	1,256	2,590	2,472
Net occupancy expense	145	142	284	269
Equipment expense	165	163	313	327
Other	640	557	1,191	1,095
Total noninterest expense	2,235	2,118	4,378	4,163

Income before income taxes	1,048	1,278	2,130	2,413

Income taxes	285	373	588	698

Net income	763	906	1,542	1,715

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Regulatory Capital Ratios

And Performance Ratios

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	June 30, 2008	March 31, 2008	December 31, 2007

Per Share Data:

Earnings per weighted average share	$ 0.32	$ 0.32	$ 0.38

Weighted average shares outstanding	2,420,532	2,428,362	2,435,832

Actual shares outstanding	2,412,712	2,425,835	2,434,550

Book value per share at period end	$ 15.77	$ 15.54	$ 15.33

Dividend per share	$ 0.17	$ 0.17	$ 0.17

Performance Ratios:

Return on average assets	1.05%	1.08%	1.25%

Net interest margin	4.04%	4.04%	4.12%

Efficiency ratio[1]	67.56%	66.24%	68.84%

Capital and Other Ratios:

Tier 1 leverage ratio	13.0%	13.0%	12.9%

Total risk-based capital ratio	20.0%	20.2%	19.9%

Allowance for loan losses to total loans	0.94%	0.93%	0.92%

Non-accruing loans to total loans (period end)	0.77%	0.46%	0.56%

Net charge-offs (net recoveries) to average loans (annualized)	-0.07%	0.00%	-0.57%
[1] Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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